Exhibit 21




Subsidiaries of Regent Assisted Living, Inc.

As of December 31, 2000, the Company has four subsidiaries. The subsidiaries and the Company's respective ownership percentages of the issued and outstanding common stock are as follows:

                                                             Percentage
         Subsidiary                                           Ownership

         RAL, Inc.                                                100 %

         RAL/Bakersfield, Inc.                                    100 %

         RAL/Vacaville, Inc.                                      100 %

         RAL/Elk Grove, Inc.                                      100 %